Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-263008) on Form F-3 of our reports dated June 22, 2022, with respect to the consolidated financial statements of Honda Motor Co., Ltd. and subsidiaries, and the effectiveness of internal control over financial reporting.

/s/ KPMG AZSA LLC

Tokyo, Japan

June 22, 2022